------------------------------------

                                 OLD MUTUAL 2100
                      EMERGING MANAGERS MASTER FUND, L.L.C.

                     (A DELAWARE LIMITED LIABILITY COMPANY)
                      ------------------------------------

                                LIMITED LIABILITY
                                COMPANY AGREEMENT

                          DATED AS OF OCTOBER 13, 2006
                      ------------------------------------


                             C/O 2100 LARCH LANE LLC
                                 RIVERVIEW PLAZA
                         287 BOWMAN AVENUE, SECOND FLOOR
                               PURCHASE, NY 10577


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                                TABLE OF CONTENTS
                                                                           PAGE

ARTICLE I DEFINITIONS.........................................................1

ARTICLE II ORGANIZATION; ADMISSION OF MEMBERS.................................7
     2.1      Formation of Limited Liability Company..........................7
     2.2      Name............................................................7
     2.3      Principal and Registered Office.................................7
     2.4      Duration........................................................7
     2.5      Business of the Company.........................................7
     2.6      Board of Managers...............................................8
     2.7      Members.........................................................8
     2.8      Organizational Member...........................................9
     2.9      Both Managers and Members.......................................9
     2.10     Limited Liability...............................................9

ARTICLE III MANAGEMENT........................................................9
     3.1      Management and Control..........................................9
     3.2      Actions by the Board of Managers...............................10
     3.3      Officers.......................................................11
     3.4      Meetings of Members............................................11
     3.5      Custody of Assets of the Company...............................12
     3.6      Other Activities of Members and Managers.......................12
     3.7      Duty of Care...................................................13
     3.8      Indemnification................................................13
     3.9      Fees, Expenses and Reimbursement...............................15

ARTICLE IV TERMINATION OF STATUS OF ADVISER AND MANAGERS; TRANSFERS
           AND REPURCHASES...................................................16
     4.1      Termination of Status of the Adviser...........................16
     4.2      Termination of Status of a Manager.............................16
     4.3      Removal of the Managers........................................16
     4.4      Transfer of Interests of Members...............................16
     4.5      Repurchase of Interests........................................18

ARTICLE V CAPITAL 19
     5.1      Contributions to Capital.......................................19
     5.2      Rights of Members to Capital...................................20
     5.3      Capital Accounts...............................................20
     5.4      Allocation of Net Profit and Net Loss; Allocation of
                Offering Costs...............................................20
     5.5      Allocation of Certain Expenditures.............................21
     5.6      Reserves.......................................................21
     5.7      Allocation of Organization Expenses............................22
     5.8      Tax Allocations................................................22
     5.9      Adjustments to Take Account of Certain Events..................23

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     5.10     Distributions..................................................23
     5.11     Withholding....................................................24

ARTICLE VI DISSOLUTION AND LIQUIDATION.......................................24
     6.1      Dissolution....................................................24
     6.2      Liquidation of Assets..........................................25

ARTICLE VII ACCOUNTING, VALUATIONS AND BOOKS AND RECORDS.....................26
     7.1      Accounting and Reports.........................................26
     7.2      Determinations by the Board of Managers........................26
     7.3      Valuation of Assets............................................27

ARTICLE VIII MISCELLANEOUS PROVISIONS........................................28
     8.1      Amendment of Limited Liability Company Agreement...............28
     8.2      Special Power of Attorney......................................29
     8.3      Notices........................................................30
     8.4      Agreement Binding Upon Successors and Assigns..................30
     8.5      Applicability of 1940 Act and Form N-2.........................30
     8.6      Choice of Law; Arbitration.....................................30
     8.7      Not for Benefit of Creditors...................................31
     8.8      Consents.......................................................32
     8.9      Merger and Consolidation.......................................32
     8.10     Pronouns.......................................................32
     8.11     Confidentiality................................................32
     8.12     Certification of Non-Foreign Status............................33
     8.13     Severability...................................................33
     8.14     Filing of Returns..............................................33
     8.15     Tax Matters Partner............................................34
     8.16     Section 754 Election...........................................34
     8.17     Member Tax Basis...............................................34

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              OLD MUTUAL 2100 EMERGING MANAGERS MASTER FUND, L.L.C.
                       LIMITED LIABILITY COMPANY AGREEMENT

         THIS LIMITED LIABILITY COMPANY AGREEMENT of Old Mutual 2100 Emerging Managers Master Fund, L.L.C. (the "Company") is dated as of October 13, 2006, by and among Gerald Hellerman, William J. Landes, Paul D. Malek and George W. Morriss and those persons hereinafter admitted as Members.

                              W I T N E S S E T H :

         WHEREAS, the Company has heretofore been formed as a limited liability company under the Delaware Limited Liability Company Act pursuant to an initial Certificate of Formation (the "Certificate") dated and filed with the Secretary of State of Delaware on April 25, 2006;

         NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants hereinafter set forth, it is hereby agreed as follows:

                             ----------------------

                                   ARTICLE I

                                   DEFINITIONS
                             ----------------------

For purposes of this Agreement:

       ADMINISTRATOR                    The person who provides administrative
                                        services to the Company pursuant to an
                                        administrative services agreement.

       ADVISER The person who at any particular time serves as the investment adviser to the Company pursuant to an Investment Management Agreement.

       ADVISERS ACT                     The Investment Advisers Act of 1940 and
                                        the rules, regulations and orders
                                        thereunder, as amended from time to
                                        time, or any successor law.

       AFFILIATE                        An affiliated person, as such term is
                                        defined by the 1940 Act, of a person.

       AGREEMENT                        This Limited Liability Company
                                        Agreement, as amended from time to time.

       BOARD OF MANAGERS                The Board of Managers established
                                        pursuant to Section 2.6 hereof.

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       CAPITAL ACCOUNT                  With respect to each Member, the capital
                                        account established and maintained on
                                        behalf of each Member pursuant to
                                        Section 5.3 hereof.

       CAPITAL PERCENTAGE               A percentage established for each Member
                                        on the Company's books as of each
                                        Expense Allocation Date. The Capital
                                        Percentage of a Member on an Expense
                                        Allocation Date shall be determined by
                                        dividing the amount of capital
                                        contributed to the Company by the Member pursuant to Section 5.1 hereof by the sum of the capital contributed to the Company by each Member pursuant to
                                        Section 5.1 hereof on or prior to such
                                        Expense Allocation Date. The sum of the
                                        Capital Percentages of all Members on
                                        each Expense Allocation Date shall equal
                                        100%.

       CERTIFICATE                      The Certificate of Formation of the
                                        Company and any amendments thereto as
                                        filed with the office of the Secretary
                                        of State of Delaware.

       CLOSING DATE                     The first date on or as of which a
                                        Member other than the Organizational
                                        Member is admitted to the Company.

       CODE The United States Internal Revenue Code of 1986, as amended from time to time, or any successor law.

       COMPANY The limited liability company governed hereby, as such limited liability company may from time to time be constituted.

       DELAWARE ACT                     The Delaware Limited Liability Company
                                        Act as in effect on the date hereof and
                                        as amended from time to time, or any
                                        successor law.

       EXPENSE ALLOCATION DATE          The Closing Date, and thereafter each
                                        day on or before December 31, 2006, as
                                        of which a contribution to the capital
                                        of the Company is made pursuant to
                                        Section 5.1 hereof.

       FISCAL PERIOD                    The period commencing on the Closing
                                        Date, and thereafter each period
                                        commencing on the day immediately
                                        following the last day of the preceding
                                        Fiscal Period, and ending at the close
                                        of business on the first to occur of the following dates:

                                        (1)       the last day of a Fiscal Year;

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                                        (2)       the last day of a Taxable
                                                  Year;

                                        (3)       the day preceding any day as
                                                  of which a contribution to the
                                                  capital of the Company is made
                                                  pursuant to Section 5.1
                                                  hereof;

                                        (4)       any day on which the Company
                                                  repurchases any Interest or
                                                  portion of an Interest of any
                                                  Member; or

                                        (5)       any day (other than one
                                                  specified in clause (2) above)
                                                  as of which this Agreement
                                                  provides for any amount to be
                                                  credited to or debited against
                                                  the Capital Account of any
                                                  Member, other than an amount
                                                  to be credited to or debited
                                                  against the Capital Accounts
                                                  of all Members in accordance
                                                  with their respective
                                                  Investment Percentages.

       FISCAL YEAR                      The period commencing on the Closing
                                        Date and ending on March 31, 2007, and
                                        thereafter each period commencing on
                                        April 1 of each year and ending on March
                                        31 of each succeeding year (or on the
                                        date of a final distribution pursuant to
                                        Section 6.2 hereof), unless and until
                                        the Board of Managers shall elect
                                        another fiscal year for the Company.

       FORM N-2 The Company's Registration Statement on Form N-2 filed with the Securities and Exchange Commission, as amended from time to time.

       INDEPENDENT MANAGERS             Those Managers who are not "interested
                                        persons," as such term is defined by the 1940 Act, of the Company.

       INITIAL MANAGER                  William J. Landes

       INITIAL MEMBER                   Old Mutual Capital, Inc.

       INTEREST The entire ownership interest in the Company at any particular time of a Member, or other person to whom an Interest of a Member or portion thereof has been transferred pursuant to Section
                                        4.4 hereof, including the rights and
                                        obligations of such Member or other
                                        person under this Agreement and the
                                        Delaware Act.

       INVESTMENT FUNDS                 Unregistered investment funds and
                                        registered investment companies.

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       INVESTMENT PERCENTAGE            A percentage established for each Member
                                        on the Company's books as of the first
                                        day of each Fiscal Period. The
                                        Investment Percentage of a Member for a
                                        Fiscal Period shall be determined by
                                        dividing the balance of the Member's
                                        Capital Account as of the commencement
                                        of such Fiscal Period by the sum of the
                                        Capital Accounts of all of the Members
                                        as of the commencement of such Fiscal
                                        Period. The sum of the Investment
                                        Percentages of all Members for each
                                        Fiscal Period shall equal 100%.

       INVESTMENT MANAGEMENT AGREEMENT  A separate written agreement entered into by the Company pursuant to which
                                        the Adviser provides Management Services to the Company.

       MANAGEMENT SERVICES              Such investment advisory and other
                                        services as the Adviser is required to
                                        provide to the Company pursuant to the
                                        Investment Management Agreement as
                                        contemplated by Section 3.9(a) hereof.

       MANAGER An individual designated as a manager of the Company pursuant to the provisions of Section 2.6 hereof and who serves on the Board of Managers of the Company.

       MEMBER Any person who shall have been admitted to the Company as a member (including any Manager in such person's capacity as a member of the Company but excluding any Manager in such person's capacity as a Manager of the Company) until the Company repurchases the entire Interest of such person as a member pursuant to
                                        Section 4.5 hereof or a substituted
                                        Member or Members are admitted with
                                        respect to any such person's entire
                                        Interest as a member pursuant to Section
                                        4.4 hereof; such term includes the
                                        Adviser to the extent the Adviser makes
                                        a capital contribution to the Company
                                        and shall have been admitted to the
                                        Company as a member.

       NET ASSETS                       The total value of all assets of the
                                        Company, less an amount equal to all
                                        accrued debts, liabilities and
                                        obligations of the Company, calculated
                                        before giving effect to any repurchases
                                        of Interests to be effected as of the
                                        date such value is determined.

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       NET PROFIT OR NET LOSS           The amount by which the Net Assets as of
                                        the close of business on the last day of a Fiscal Period exceed (in the case of Net Profit) or are less than (in the case of Net Loss) the Net Assets as of the commencement of the same Fiscal Period (or, with respect to the initial Fiscal Period of the Company, as of the close of business on the Closing Date), such amount to be adjusted to exclude any items to be allocated among the Capital Accounts of the Members on a basis that is not in accordance with the respective Investment Percentages of all Members as of the commencement of such Fiscal Period pursuant to Sections 5.5 and 5.6 hereof.

       1940 ACT The Investment Company Act of 1940, as amended, and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.

       OFFICER An individual designated as an officer of the Company pursuant to the provisions of Section 3.3 hereof and who serves as an officer of the Company.


       ORGANIZATION EXPENSES            The expenses incurred by the Company in
                                        connection with its formation, its
                                        initial registration as an investment
                                        company under the 1940 Act, and the
                                        initial offering of Interests.

       ORGANIZATIONAL MEMBER            David J. Bullock

       PORTFOLIO FUNDS                  The private investment funds, joint
                                        ventures, investment companies and other similar investment vehicles into which the Company invests substantially all of its assets.

        PORTFOLIO MANAGERS              A select group of portfolio managers who
                                        manage the Portfolio Funds.

        SECURITIES                      Securities (including, without
                                        limitation, equities, debt obligations,
                                        options, and other "securities" as that
                                        term is defined in Section 2(a)(36) of
                                        the 1940 Act) and any contracts for
                                        forward or future delivery of any
                                        security, debt obligation or currency,
                                        or commodity, all types of derivative
                                        instruments and financial instruments
                                        and any contracts based on any index or
                                        group of securities, debt obligations or currencies, or commodities, and any options thereon, as well as investments in registered investment companies and private investment funds.

       TAXABLE YEAR                     The 12-month period ending December 31
                                        of each year.

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TRANSFER                                The assignment, transfer, sale,
                                        encumbrance, pledge or other disposition of all or any portion of an Interest, including any right to receive any allocations and distributions attributable to an Interest.

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                            ------------------------

                                   ARTICLE II

                       ORGANIZATION; ADMISSION OF MEMBERS

                            -------------------------

          2.1 FORMATION OF LIMITED LIABILITY COMPANY.

                  The Board of Managers shall execute and file in accordance with the Delaware Act any amendment to the Certificate and shall execute and file with applicable governmental authorities any other instruments, documents and certificates that, in the opinion of the Company's legal counsel, may from time to time be required by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the Company shall determine to do business, or any political subdivision or agency thereof, or that such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Company.

          2.2 NAME.

                  The name of the Company shall be "Old Mutual 2100 Emerging Managers Master Fund, L.L.C." or such other name as the Board of Managers may hereafter adopt upon (i) causing an appropriate amendment to the Certificate to be filed in accordance with the Delaware Act and (ii) taking such other actions as may be required by law.

          2.3 PRINCIPAL AND REGISTERED OFFICE.

                  The Company shall have its principal office at c/o 2100 Larch Lane LLC, Riverview Plaza, 287 Bowman Avenue, Second Floor, Purchase, New York 10577, or at such other place designated from time to time by the Board of Managers.

                  The Company shall have its registered office in Delaware at 615 South DuPont Highway, Dover, Delaware 19901, and shall have National Corporate Research, Ltd. as its registered agent for service of process in Delaware, unless and until a different registered office or agent is designated by the Board of Managers.

          2.4 DURATION.

                  The term of the Company commenced on the filing of the Certificate with the Secretary of State of Delaware and shall continue until the Company is dissolved pursuant to Section 6.1 hereof.

          2.5 BUSINESS OF THE COMPANY.

                  (a) The business of the Company is to purchase, sell (including short sales), invest and trade in Securities, on margin or otherwise, and to engage in any financial or derivative transactions relating thereto or otherwise. The Company may execute, deliver and perform all contracts, agreements, purchase orders and other undertakings and engage in all activities and transactions as may in the opinion of the Board of Managers be necessary or

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advisable to carry out its objective or business. The Company shall be operated subject to any applicable restrictions of the Bank Holding Company Act of 1956, as amended.

                  (b) The Company shall operate as a closed-end, non-diversified, management investment company in accordance with the 1940 Act and subject to any fundamental policies and investment restrictions as may be adopted by the Board of Managers and in accordance with the 1940 Act.

     2.6 BOARD OF MANAGERS.

                  (a) Prior to the Closing Date, the Initial Manager may designate such persons who shall agree to be bound by all of the terms of this Agreement to serve as the Managers on the Board of Managers, subject to the election of such persons prior to the Closing Date by the Initial Member. By signing this Agreement or signing an investor application or certification in connection with the purchase of an Interest, a Member admitted on the Closing Date shall be deemed to have voted for the election of each of the Managers so designated. After the Closing Date, the Board of Managers may, subject to the provisions of paragraphs (a) and (b) of this Section 2.6 with respect to the number of and vacancies in the position of Manager and the provisions of Section
3.4 hereof with respect to the election of Managers to the Board of Managers by Members, designate any person who shall agree to be bound by all of the terms of this Agreement as a Manager. The names and mailing addresses of the Managers shall be set forth in the books and records of the Company. The number of Managers shall be fixed from time to time by the Board of Managers.

                  (b) Each Manager shall serve on the Board of Managers for the duration of the term of the Company, unless his or her status as a Manager shall be sooner terminated pursuant to Section 4.2 hereof. In the event of any vacancy in the position of Manager, the remaining Managers may appoint an individual to serve in such capacity; so long as immediately after such appointment at least two-thirds (2/3) of the Managers then serving would have been elected by the Members. The Board of Managers may call a meeting of Members to fill any vacancy in the position of Manager, and shall do so within 60 days after any date on which Managers who were elected by the Members cease to constitute a majority of the Managers then serving on the Board of Managers.

                  (c) In the event that no Manager remains to continue the business of the Company, the Adviser shall promptly call a meeting of the Members, to be held within 60 days after the date on which the last Manager ceased to act in that capacity, for the purpose of determining whether to continue the business of the Company and, if the business shall be continued, of electing Managers to the Board of Managers. If the Members shall determine at such meeting not to continue the business of the Company or if the required number of Managers is not elected within 60 days after the date on which the last Manager ceased to act in that capacity, then the Company shall be dissolved pursuant to Section 6.1 hereof and the assets of the Company shall be liquidated and distributed pursuant to Section 6.2 hereof.

     2.7 MEMBERS.

                  The Board of Managers may admit one or more Members generally at the beginning of each month; PROVIDED, HOWEVER, that the Company may, in the discretion of the

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Board of Managers, admit Members more or less frequently. Subject to the foregoing terms, Members may be admitted to the Company subject to the condition that each such Member shall execute an appropriate signature page of this Agreement or of the Company's investor certification pursuant to which such Member agrees to be bound by all the terms and provisions of this Agreement. The Board of Managers may in its absolute discretion reject any purchase of an Interest. The admission of any person as a Member shall be effective upon the revision of the books and records of the Company to reflect the name and the contribution to the capital of the Company of such additional Member.

     2.8 ORGANIZATIONAL MEMBER.

                  Upon the admission of any Member, the Organizational Member shall withdraw from the Company as the Organizational Member and shall be entitled to the return of his or her Capital Contribution, if any, without interest or deduction.

     2.9 BOTH MANAGERS AND MEMBERS.

                  A Member may at the same time be a Manager and a Member, in which event such Member's rights and obligations in each capacity shall be determined separately in accordance with the terms and provisions of this Agreement or as provided in the Delaware Act.

     2.10 LIMITED LIABILITY.

                  Except as provided under applicable law, a Member shall not be liable for the Company's debts, obligations and liabilities in any amount in excess of the capital account balance of such Member, plus such Member's share of undistributed profits and assets. Except as provided under applicable law, a Manager shall not be liable for the Company's debts, obligations and liabilities.

                           --------------------------

                                  ARTICLE III

                                   MANAGEMENT
                           --------------------------

     3.1 MANAGEMENT AND CONTROL.

                  (a) Management and control of the business of the Company shall be vested in the Board of Managers, which shall have the right, power and authority, on behalf of the Company and in its name, to exercise all rights, powers and authority of Managers under the Delaware Act and to do all things necessary and proper to carry out the objective and business of the Company and their duties hereunder. No Manager shall have the authority individually to act on behalf of or to bind the Company except within the scope of such Manager's authority as delegated by the Board of Managers. The parties hereto intend that, except to the extent otherwise expressly provided herein, (i) each Manager shall be vested with the same powers, authority and responsibilities on behalf of the Company as are customarily vested

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in each director of a Delaware corporation and (ii) each Independent Manager shall be vested with the same powers, authority and responsibilities on behalf of the Company as are customarily vested in each director of a closed-end management investment company registered under the 1940 Act that is organized as a Delaware corporation who is not an "interested person," as such term is defined by the 1940 Act, of such company. During any period in which the Company shall have no Managers, the Adviser shall continue to serve as the investment adviser of the Company and to provide the Management Services to the Company.

                  (b) Each Member agrees not to treat, on his personal income tax return or in any claim for a tax refund, any item of income, gain, loss, deduction or credit in a manner inconsistent with the treatment of such item by the Company. The Board of Managers shall have the exclusive authority and discretion to make any elections required or permitted to be made by the Company under any provisions of the Code or any other revenue laws.

                  (c) Members, in their capacity as Members, shall have no right to participate in and shall take no part in the management or control of the Company's business and shall have no right, power or authority to act for or bind the Company. Members shall have the right to vote on any matters only as provided in this Agreement or on any matters that require the approval of the holders of voting securities under the 1940 Act or as otherwise required in the Delaware Act.

                  (d) The Board of Managers may delegate to any other person any rights, power and authority vested by this Agreement in the Board of Managers to the extent permissible under applicable law, and may appoint persons to serve as officers of the Company, with such titles and authority as may be determined by the Board of Managers consistent with applicable law.

        3.2      ACTIONS BY THE BOARD OF MANAGERS.

                  (a) Unless provided otherwise in this Agreement, the Board of Managers shall act only: (i) by the affirmative vote of a majority of the Managers (including the vote of a majority of the Independent Managers if required by the 1940 Act) present at a meeting duly called at which a quorum of the Managers shall be present (in person or, if in person attendance is not required by the 1940 Act, by telephone) or (ii) by unanimous written consent of all of the Managers without a meeting, if permissible under the 1940 Act.

                  (b) The Board of Managers may designate from time to time a Principal Manager who shall preside at all meetings of the Board of Managers. If applicable provisions of the 1940 Act so require, only an Independent Manager shall serve as the Principal Manager. Meetings of the Board of Managers may be called by the Principal Manager or by any two Managers, and may be held on such date and at such time and place as the Board of Managers shall determine. Each Manager shall be entitled to receive written notice of the date, time and place of such meeting within a reasonable time in advance of the meeting. Except as otherwise required by the 1940 Act, notice need not be given to any Manager who shall attend a meeting without objecting to the lack of notice or who shall execute a written waiver of notice with respect to the meeting. Managers may attend and participate in any meeting by telephone except where in person attendance at a meeting is required by the 1940 Act. A majority of the Managers shall constitute a quorum at any meeting.

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     3.3 OFFICERS.

                  (a) The executive Officers of the Company may include a President, a Treasurer, a Secretary, a Chief Financial Officer and a Chief Compliance Officer. If the Board of Managers has designated a Principal Manager pursuant to Section 3.2(b) hereof, then the Principal Manager shall also be an executive Officer. The Board of Managers may elect one or more Vice-Presidents, and each such Vice-President shall be an executive Officer. The President shall be the chief executive officer of the Company. The Principal Manager, if there be one, shall be elected from among the persons serving as Managers, but no other Officer need be a Manager. The Board of Managers may also elect, or may delegate to the President authority to appoint, remove, or fix the duties, compensation or terms of office of, one or more other Officers as the Board of Managers shall at any time and from time to time deem to be advisable. Any two or more positions of Officer, except those of President and Vice-President, may be held by the same person. Unless there are no other officers at the time of acting, a person holding more than one office may not act in more than one capacity to execute, acknowledge or verify on behalf of the Company an instrument required by law to be executed, acknowledged and verified by more than one Officer.

                  (b) Each Officer shall hold office until his successor is elected or appointed or until his earlier displacement from office by resignation, removal or otherwise; provided, that if the term of office of any Officer shall have been fixed by the Board of Managers, or by the President acting under authority delegated by the Board of Managers, such Officer shall cease to hold such office no later than the date of expiration of such term, regardless of whether any other person shall have been elected or appointed to succeed him. Any Officer may resign at any time by written notice to the Company. Any Officer may be removed at any time by the Board of Managers or by the President acting under authority delegated by the Board of Managers if in its or his judgment the best interest of the Company would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an Officer shall not of itself create contract rights between the Company and such Officer.

                  (c) If the office of any Officer becomes vacant for any reason, the vacancy may be filled by the Board of Managers or by the President acting under authority delegated by the Board of Managers. Each Officer elected or appointed to fill a vacancy shall hold office for the balance of the term for which his predecessor was elected or appointed.

                  (d) All Officers as between themselves and the Company shall have such powers, perform such duties and be subject to such restrictions, if any, in the management of the Company as may be provided in this Agreement or, to the extent not so provided, as may be prescribed by the Board of Managers or by the President acting under authority delegated by the Board of Managers.

     3.4 MEETINGS OF MEMBERS.

                  (a) Actions requiring the vote of the Members may be taken at any duly constituted meeting of the Members at which a quorum is present. Meetings of the Members may be called by the Board of Managers or by Members holding 25% or more of the total number of votes eligible to be cast by all Members, and may be held at such time, date and place as the Board of Managers shall determine. The Board of Managers shall arrange to provide written notice of the meeting, stating the date, time and place of the meeting and the record date therefor, to each Member entitled to vote at the meeting within a reasonable time prior thereto. Failure to receive notice of a meeting on the part of any Member shall not affect the validity of any act or proceeding of the meeting, so long as a quorum shall be present at the meeting, except as otherwise required by applicable law. Only matters set forth in the notice of a meeting, and matters incidental thereto, may be voted on by the Members at a meeting. The presence in person or by proxy of Members holding a majority of the total number of votes eligible to be cast by all Members as of the record date shall constitute a quorum at any meeting. In the absence of a quorum, a meeting of the Members may be adjourned by action of a majority of the Members present in person or by proxy without additional notice to the Members. Except as otherwise required by any provision of this Agreement or of the 1940 Act, (i) those candidates receiving a plurality of the votes cast at any meeting of Members shall be elected as Managers and (ii) all other actions of the Members taken at a meeting shall require the affirmative vote of Members holding a majority of the total number of votes at such meeting.

                  (b) Each Member shall be entitled to cast at any meeting of Members a number of votes equivalent to such Member's Investment Percentage as of the record date for such meeting. The Board of Managers shall establish a record date not less than 10 days nor more than 90 days prior to the date of any meeting of Members to determine eligibility to vote at such meeting and the number of votes that each Member will be entitled to cast at the meeting, and shall maintain for each such record date a list setting forth the name of each Member and the number of votes that each Member will be entitled to cast at the meeting.

                  (c) A Member may vote at any meeting of Members by a proxy properly executed in writing by the Member and filed with the Company before or at the time of the meeting. A proxy may be suspended or revoked, as the case may be, by the Member executing the proxy by a later writing delivered to the Company at any time prior to exercise of the proxy or if the Member executing the proxy shall be present at the meeting and decide to vote in person. Any action of the Members that is permitted to be taken at a meeting of the Members may be taken without a meeting if consents in writing, setting forth the action taken, are signed by Members holding a majority of the total number of votes eligible to be cast or such greater percentage as may be required in order to approve such action.

     3.5 CUSTODY OF ASSETS OF THE COMPANY.

                  The physical possession of all funds, Securities and other properties of the Company shall at all times be held, controlled and administered by one or more custodians retained by the Company in accordance with the requirements of the 1940 Act and the rules thereunder.

     3.6 OTHER ACTIVITIES OF MEMBERS AND MANAGERS.

                  (a) The Managers shall not be required to devote all of their time to the affairs of the Company, but shall devote such time as may reasonably be required to perform their obligations under this Agreement.

                  (b) Any Member or Manager, and any Affiliate of any Member or Manager, may engage in or possess an interest in other business ventures or commercial dealings of every kind and description, independently or with others, including, but not limited to, acquisition and disposition of Securities, provision of investment advisory or brokerage services, serving as directors, officers, employees, advisers or agents of other companies, partners or general partners of any partnership, members or managing members of any limited liability company, or trustees of any trust, or entering into any other commercial arrangements. No Member or Manager shall have any rights in or to such activities of any other Member or Manager, or any profits derived therefrom.

     3.7 DUTY OF CARE.

                  (a) A Manager shall not be liable to the Company or to any of its Members for any loss or damage occasioned by any act or omission in the performance of his or her duties, or otherwise in his or her capacity as a Manager, unless it shall be determined by final judicial decision on the merits from which there is no further right to appeal that such loss is due to an act or omission of such Manager constituting willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the performance of his or her duties to the Company.

                  (b) Members not in breach of any obligation hereunder or under any agreement pursuant to which the Member purchased an Interest shall be liable to the Company, any Member or third parties only as provided under the Delaware Act.

     3.8 INDEMNIFICATION.

                  (a) To the fullest extent permitted by law, the Company shall, subject to Section 3.8(b) hereof, indemnify each Manager (including for this purpose his or her respective executors, heirs, assigns, successors or other legal representatives), against all losses, claims, damages, liabilities, costs and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and reasonable counsel fees, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which such indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter, by reason of being or having been a Manager of the Company or the past or present performance of services to the Company by such indemnitee, except to the extent such loss, claim, damage, liability, cost or expense shall have been finally determined in a decision on the merits in any such action, suit, investigation or other proceeding to have been incurred or suffered by such indemnitee by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office. The rights of indemnification provided under this Section 3.8 shall not be construed so as to provide for indemnification of a Manager for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 3.8 to the fullest extent permitted by law.

                  (b) Expenses, including reasonable counsel fees, so incurred by any such indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties), may be paid from time to time by the Company in advance of the final disposition of any such action, suit, investigation or proceeding upon receipt of an undertaking by or on behalf of such indemnitee to repay to the Company amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized under
Section 3.8(a) hereof; PROVIDED, HOWEVER, that (i) such indemnitee shall provide security for such undertaking, (ii) the Company shall be insured by or on behalf of such indemnitee against losses arising by reason of such indemnitee's failure to fulfill such undertaking, or (iii) a majority of the Managers (excluding any Manager who is either seeking advancement of expenses hereunder or is or has been a party to any other action, suit, investigation or proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for advancement of expenses hereunder) or independent legal counsel in a written opinion shall determine based on a review of readily available facts (as opposed to a full trial-type inquiry) that there is reason to believe such indemnitee ultimately will be entitled to indemnification.

                  (c) As to the disposition of any action, suit, investigation or proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding shall have been brought, that an indemnitee is liable to the Company or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office, indemnification shall be provided pursuant to Section 3.8(a) hereof if (i) approved as in the best interests of the Company by a majority of the Managers (excluding any Manager who is either seeking indemnification hereunder or is or has been a party to any other action, suit, investigation or proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for indemnification hereunder) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that such indemnitee acted in good faith and in the reasonable belief that such actions were in the best interests of the Company and that such indemnitee is not liable to the Company or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office, or (ii) the Board of Managers secures a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that such indemnification would not protect such indemnitee against any liability to the Company or its Members to which such indemnitee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office.

                  (d) Any indemnification or advancement of expenses made pursuant to this Section 3.8 shall not prevent the recovery from any indemnitee of any such amount if such indemnitee subsequently shall be determined in a decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to such indemnification or advancement of expenses to be liable to the Company or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office. In (i) any suit brought by a Manager (or other person entitled to indemnification hereunder) to enforce a right to indemnification under this Section 3.8 it shall be a defense that, and (ii) in any suit in the name of the Company to recover any indemnification or advancement of expenses made pursuant to this
Section 3.8 the Company shall be entitled to recover such expenses upon a final adjudication that, the Manager or other person claiming a right to indemnification under this Section 3.8 has not met the applicable standard of conduct set forth in this Section 3.8. In any such suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made pursuant to this Section 3.8, the burden of proving that the Manager or other person claiming a right to indemnification is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this
Section 3.8 shall be on the Company (or any Member acting derivatively or otherwise on behalf of the Company or its Members).

                  (e) An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 3.8 or to which such indemnitee may otherwise be entitled except out of the assets of the Company, and no Member shall be personally liable with respect to any such claim for indemnification or advancement of expenses.

                  (f) The rights of indemnification provided hereunder shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this Section 3.8 shall affect the power of the Company to purchase and maintain liability insurance on behalf of any Manager or other person.

     3.9 FEES, EXPENSES AND REIMBURSEMENT.

                  (a) So long as the Adviser provides Management Services to the Company, it is entitled to receive fees for such services as may be agreed to by the Adviser and the Company pursuant to the Investment Management Agreement.

                  (b) The Board of Managers may cause the Company to compensate each Manager who is not an officer or employee of the Adviser (or of any affiliate of the Adviser) for his or her services as such and each such Manager shall be reimbursed by the Company for travel expenses incurred by him in performing his duties under this Agreement.

                  (c) The Company shall bear all of its own costs and expenses incurred in its business and operations, other than those specifically required to be borne by the Adviser or another party pursuant to the Investment Management Agreement or another agreement with the Company. Unless otherwise required by an agreement between the Company and the Adviser, the Adviser shall be entitled to reimbursement from the Company for any expenses that it pays on behalf of the Company. Costs and expenses to be borne by the Company include, but are not limited to, the following: (i) all costs and expenses related to investment expenses; (ii) any non-investment related interest expense; (iii) fees and disbursements of any attorneys and accountants engaged on behalf of the Company; (iv) entity level taxes; (v) audit and tax preparation expenses; (vi) administrative expenses and fees; custody and escrow fees and expenses; (vii) the costs of an errors and omissions/directors and officers liability insurance and a fidelity bond; (viii) fees and travel-related expenses of Managers who are not employees of the Adviser or any Affiliate of the Adviser; (ix) organizational and offering expenses; (x) all costs and expenses associated with background checks on Managers; (xi) all costs and expenses associated with retaining independent third parties to provide risk management services to the Company; (xii) any investment management fees and marketing and Member servicing fees; (xiii) any extraordinary expenses; and such other expenses as may be approved from time to time by the Board of Managers.

                  (d) Subject to such limitations as may be imposed by the 1940 Act or other applicable laws, from time to time the Company may, alone or in conjunction with the Adviser, any Affiliate of the Adviser or other registered or unregistered investment funds or other accounts for which the Adviser or any Affiliate of the Adviser acts as general partner or investment adviser, purchase insurance in such amounts, from such insurers and on such terms as the Board of Managers shall determine.

                        ---------------------------------

                                   ARTICLE IV

                      TERMINATION OF STATUS OF ADVISER AND
                       MANAGERS; TRANSFERS AND REPURCHASES
                        ---------------------------------

     4.1 TERMINATION OF STATUS OF THE ADVISER.

                  The status of the Adviser shall terminate if the Investment Management Agreement with the Adviser terminates and the Company does not enter into a new Investment Management Agreement with the Adviser, effective as of the date of such termination.

     4.2 TERMINATION OF STATUS OF A MANAGER.

                  The status of a Manager shall terminate if the Manager (i) shall die; (ii) shall be adjudicated incompetent; (iii) shall voluntarily withdraw as a Manager (upon not less than 90 days' prior written notice to the other Managers); (iv) shall be removed; (v) shall be certified by a physician to be mentally or physically unable to perform his duties hereunder; (vi) shall be declared bankrupt by a court with appropriate jurisdiction, file a petition commencing a voluntary case under any bankruptcy law or make an assignment for the benefit of creditors; (vii) shall have a receiver appointed to administer the property or affairs of such Manager; or (viii) shall otherwise cease to be a Manager of the Company under the Delaware Act.

     4.3 REMOVAL OF THE MANAGERS.

                  Any Manager may be removed either by (a) the vote or written consent of at least two-thirds (2/3) of the Managers not subject to the removal vote or (b) the vote or written consent of Members holding not less than two-thirds (2/3) of the total number of votes eligible to be cast by all Members.

     4.4 TRANSFER OF INTERESTS OF MEMBERS.

                  (a) An Interest of a Member may be Transferred only (i) by operation of law pursuant to the death, divorce, bankruptcy, insolvency, dissolution or adjudication of incompetency of such Member or (ii) with the written consent of the Board of Managers (which may be withheld in its sole discretion); PROVIDED, HOWEVER, that the Board of Managers may not consent to any Transfer other than a Transfer (i) in which the tax basis of the Interest in the hands of the transferee is determined, in whole or in part, by reference to its tax basis in the hands of the transferor, (ii) to members of the Member's immediate family (brothers, sisters, spouse, parents and children),
(iii) as a distribution from a qualified retirement plan or an individual retirement account, or (iv) a Transfer to which the Board of Managers may consent pursuant to the following sentence. The Board of Managers may consent to other pledges, transfers, or assignments under such other circumstances and conditions as it, in its sole discretion, deems appropriate; PROVIDED, HOWEVER, that prior to any such pledge, transfer, or assignment, the Board of Managers shall consult with counsel to the Company to ensure that such pledge, transfer, or assignment will not cause the Company to be treated as a "publicly traded partnership" taxable as a corporation. In no event, however, will any transferee or assignee be admitted as a Member without the consent of the Board of Managers which may be withheld in its sole discretion. Any pledge, transfer, or assignment not made in accordance with this Section 4.4 shall be void.

                  (b) The Board of Managers may not consent to a Transfer of an Interest or a portion thereof of a Member unless: (i) the person to whom such Interest is Transferred is a person whom the Company believes is an accredited investor, as such term is defined in Regulation D under the Securities Act of 1933 or any successor thereto; and (ii) the entire Interest of the Member is Transferred to a single transferee or, after the Transfer of a portion of an Interest, the balance of the Capital Account of each of the transferee and transferor is not less than $50,000 (or $25,000 in the case of Members who are employees of the Adviser or distributor of the Company and their affiliates, and members of their immediate families, and in the sole discretion of the Adviser, attorneys and other people engaged on behalf of the Company and members of their immediate families), or such lesser amount as may be established by the Board of Managers. Any transferee that acquires an Interest or portion thereof by operation of law as the result of the death, divorce, bankruptcy, insolvency, dissolution or adjudication of incompetency of a Member or otherwise, shall be entitled to the allocations and distributions allocable to the Interest or portion thereof so acquired and to Transfer such Interest or portion thereof in accordance with the terms of this Agreement, but shall not be entitled to the other rights of a Member unless and until such transferee becomes a substituted Member. If a Member transfers an Interest or a portion thereof with the approval of the Board of Managers, the Board of Managers shall promptly take all necessary actions so that each transferee to whom such Interest or portion thereof is transferred is admitted to the Company as a Member. Each Member effecting a Transfer and each transferee agree to pay all expenses, including attorneys' and accountants' fees, incurred by the Company in connection with such Transfer.

                  (c) Each Member shall indemnify and hold harmless the Company, the Managers, the Adviser, each other Member and any Affiliate of the foregoing against all losses, claims, damages, liabilities, costs and expenses (including legal or other expenses incurred in investigating or defending against any such losses, claims, damages, liabilities, costs and expenses or any judgments, fines and amounts paid in settlement), joint or several, to which such persons may become subject by reason of or arising from (i) any Transfer made by such Member in violation of this Section 4.4 and (ii) any misrepresentation by such Member in connection with any such Transfer.

     4.5 REPURCHASE OF INTERESTS.

                  (a) Except as otherwise provided in this Agreement, no Member or other person holding an Interest or portion thereof shall have the right to require the Company to repurchase that Interest or portion thereof. The Board of Managers, in its sole discretion and on such terms and conditions as it may determine, may cause the Company to repurchase Interests or portions thereof pursuant to written tenders. However, the Company shall not offer to repurchase Interests on more than four occasions during any one Fiscal Year; provided that offers made more than semi-annually in any taxable year shall only be accepted if Members give at least 65 days' notice of their acceptance in any tax year, unless it has consulted with counsel to the Company and determined that more frequent offers would not cause any adverse tax consequences to the Company or the Members. In determining whether to cause the Company to repurchase Interests or portions thereof pursuant to written tenders, the Board of Managers shall consider, among other things, the recommendation of the Adviser.

                  The Board of Managers shall cause the Company to repurchase Interests or portions thereof pursuant to written tenders only on terms determined by the Board of Managers to be fair to the Company and to all Members (including persons holding Interests acquired from Members), as applicable.

                  (b) The Adviser or its Affiliate may tender its Interest or a portion thereof as a Member, if any, under Section 4.5(a) hereof.

                  (c) The Board of Managers may cause the Company to repurchase an Interest or portion thereof of a Member or any person acquiring an Interest or portion thereof from or through a Member in the event that the Board of Managers determines or has reason to believe that:

                              (1) such an Interest or portion thereof has been transferred in violation of Section
                                        4.4 hereof, or such an Interest or
                                        portion thereof has vested in any person by operation of law as the result of the death, divorce, bankruptcy, insolvency, dissolution or adjudication of incompetency of a Member;

                              (2)       ownership of such an Interest by a
                                        Member or other person will cause the
                                        Company to be in violation of, or
                                        subject the Company to additional
                                        registration or regulation under, the
                                        securities, commodities or other laws of the United States or any other relevant jurisdiction;

                              (3) such Member's continued participation in the Company may cause the Company to be classified as a "publicly traded partnership" within the meaning of
                                        Section 7704 of the Code and the
                                        Treasury Regulations thereunder; or

                              (4)       any of the representations and
                                        warranties made by a Member in
                                        connection with the acquisition of an
                                        Interest or portion thereof was not true when made or has ceased to be true.

                  (d) Repurchases of Interests or portions thereof by the Company shall be payable promptly after the date of each such repurchase or, in the case of an offer by the Company to repurchase Interests, promptly after the expiration date of such repurchase offer in accordance with the terms of such offer. Payment of the purchase price for an Interest (or portion thereof) shall consist of: (i) cash or a promissory note, which need not bear interest, in an amount equal to such percentage, as may be determined by the Board of Managers, of the estimated unaudited net asset value of the Interest (or portion thereof) repurchased by the Company determined as of the date of such repurchase (the "Initial Payment"); and (ii) if determined to be appropriate by the Board of Managers or if the Initial Payment is less than 100% of the estimated unaudited net asset value, a promissory note entitling the holder thereof to a contingent payment equal to the excess, if any, of (x) the net asset value of the Interest (or portion thereof) repurchased by the Company as of the date of such repurchase, determined based on the audited financial statements of the Company for the Fiscal Year in which such repurchase was effective, over (y) the Initial Payment. Notwithstanding anything in the foregoing to the contrary, the Board of Managers, in its discretion, may pay any portion of the repurchase price in Securities (or any combination of Securities and cash) having a value, determined as of the date of repurchase, equal to the amount to be repurchased. Any promissory note given to satisfy the Initial Payment shall be due and payable not more than 45 days after the date of repurchase or, if the Company has requested withdrawal of its capital from any Investment Funds in order to fund the repurchase of Interests, 10 business days after the Company has received at least 90% of the aggregate amount withdrawn by the Company from such Investment Funds.

                  (e) A Member may at any time submit to the Company a written request that the Company repurchase the entire Interest of such Member, as contemplated by Section 6.1(3) hereof. Any such request shall be sent to the Company by registered or certified mail, return receipt requested, and shall be deemed valid upon receipt by the Member of a letter from the Company acknowledging its receipt of the request. The Company shall send such letter to the Member promptly upon its receipt of the Member's request.

                  (f) Subject to the approval of the Board of Managers and compliance with the 1940 Act, the Company may impose a fee or charge in connection with repurchases of Interests, including a fee or charge applicable to repurchases of Interests (or portions thereof) effected prior to the expiration of a specified period subsequent to a Member's admission to the Company.

                         ------------------------------

                                   ARTICLE V

                                     CAPITAL
                      ------------------------------------

          5.1 CONTRIBUTIONS TO CAPITAL.

                  (a) The minimum initial contribution of each Member to the capital of the Company shall be such amount as the Board of Managers, in its discretion, may determine from time to time. The amount of the initial contribution of each Member shall be recorded on the books and records of the Company upon acceptance as a contribution to the capital of the Company. The Managers shall not be entitled to make voluntary contributions of capital to the Company as Managers of the Company, but may make voluntary contributions to the capital of the Company as Members. The Adviser may make voluntary contributions to the capital of the Company as a Member.

                  (b) Members may make additional contributions to the capital of the Company, effective as of such times as the Board of Managers in its discretion may permit, subject to Section 2.7 hereof, but no Member shall be obligated to make any additional contribution to the capital of the Company except to the extent provided in Section 5.6 hereof. The minimum additional capital contribution of a Member to the capital of the Company shall be such amount as the Board of Managers, in its sole discretion, may determine from time to time.

                  (c) Except as otherwise permitted by the Board of Managers, initial and any additional contributions to the capital of the Company by any Member shall be payable in cash or readily available funds on or before the date of the proposed contribution.

          5.2 RIGHTS OF MEMBERS TO CAPITAL.

                  No Member shall be entitled to interest on any contribution to the capital of the Company, nor shall any Member be entitled to the return of any capital of the Company except (i) upon the repurchase by the Company of a part or all of such Member's Interest pursuant to Section 4.5 hereof, (ii) pursuant to the provisions of Section 5.6 hereof or (iii) upon the liquidation of the Company's assets pursuant to Section 6.2 hereof. No Member shall be liable for the return of any such amounts. No Member shall have the right to require partition of the Company's property or to compel any sale or appraisal of the Company's assets.

5.3      CAPITAL ACCOUNTS.

                  (a) The Company shall maintain a separate Capital Account for each Member.

                  (b) Each Member's Capital Account shall have an initial balance equal to the amount of such Member's initial contribution to the capital of the Company.

                  (c) Each Member's Capital Account shall be increased by the sum of (i) the amount of additional contributions by such Member to the capital of the Company permitted pursuant to Section 5.1 hereof, plus (ii) all amounts credited to such Member's Capital Account pursuant to Sections 5.4 through 5.7 hereof.

                  (d) Each Member's Capital Account shall be reduced by the sum of (i) the amount of any repurchase of the Interest, or portion thereof, of such Member or distributions to such Member pursuant to Sections 4.5, 5.9 or 6.2 hereof which are not reinvested (net of any liabilities secured by any asset distributed that such Member is deemed to assume or take subject to under
Section 752 of the Code), plus (ii) any amounts debited against such Capital Account pursuant to Sections 5.4 through 5.6 hereof.

          5.4 ALLOCATION OF NET PROFIT AND NET LOSS; ALLOCATION OF OFFERING
COSTS.

                  As of the last day of each Fiscal Period, any Net Profit or Net Loss for the Fiscal Period, and any offering costs required by applicable accounting principles to be charged to capital that are paid or accrued during the Fiscal Period, shall be allocated among and credited to or debited against the Capital Accounts of the Members in accordance with their respective Investment Percentages for such Fiscal Period.

5.5      ALLOCATION OF CERTAIN EXPENDITURES.

                  Except as otherwise provided for in this Agreement and unless prohibited by the 1940 Act, any expenditures payable by the Company, to the extent determined by the Board of Managers to have been paid or withheld on behalf of, or by reason of particular circumstances applicable to, one or more but fewer than all of the Members, shall be charged to only those Members on whose behalf such payments are made or whose particular circumstances gave rise to such payments. Such charges shall be debited from the Capital Accounts of such Members as of the close of the Fiscal Period during which any such items were paid or accrued by the Company.

          5.6 RESERVES.

                  (a) Appropriate reserves may be created, accrued and charged against Net Assets and proportionately against the Capital Accounts of the Members for contingent liabilities, if any, as of the date any such contingent liability becomes known to the Adviser or the Board of Managers, such reserves to be in the amounts that the Board of Managers in its sole discretion deems necessary or appropriate. The Board of Managers may increase or reduce any such reserves from time to time by such amounts as the Board of Managers in its sole discretion deems necessary or appropriate. The amount of any such reserve, or any increase or decrease therein, may be proportionately charged or credited, as appropriate, to the Capital Accounts of those persons who are Members at the time when such reserve is created, increased or decreased, as the case may be; PROVIDED, HOWEVER, that if any such individual reserve item, adjusted by any increase therein, exceeds the lesser of $500,000 or 1% of the aggregate value of the Capital Accounts of all such Members, the amount of such reserve, increase, or decrease shall instead be charged or credited to those parties who were Members at the time, as determined by the Board of Managers in its sole discretion, of the act or omission giving rise to the contingent liability for which the reserve was established, increased or decreased in proportion to their Capital Accounts at that time.

                  (b) To the extent permitted under applicable law, if at any time an amount is paid or received by the Company (other than contributions to the capital of the Company, distributions or repurchases of Interests or portions thereof) and such amount exceeds the lesser of $500,000 or 1% of the aggregate value of the Capital Accounts of all Members at the time of payment or receipt and such amount was not accrued or reserved for but would nevertheless, in accordance with the Company's accounting practices, be treated as applicable to one or more prior Fiscal Periods, then such amount shall be proportionately charged or credited, as appropriate, to those persons who were Members during such prior Fiscal Period or Periods.

                  (c) To the extent permitted under applicable law, if any amount is required by paragraph (a) or (b) of this Section 5.6 to be charged or credited to a person who is no longer a Member, such amount shall be paid by or to such person, as the case may be, in cash, with interest from the date on which the Board of Managers determines that such charge or credit is required. In the case of a charge, the former Member shall be obligated to pay the amount of the charge, plus interest as provided above, to the Company on demand; PROVIDED, HOWEVER, that (i) in no event shall a former Member be obligated to make a payment exceeding the amount of such Member's Capital Account at the time to which the charge relates; and (ii) no such demand shall be made after the expiration of three years since the date on which such person ceased to be a Member. To the extent that a former Member fails to pay to the Company, in full, any amount required to be charged to such former Member pursuant to paragraph (a) or (b), whether due to the expiration of the applicable limitation period or for any other reason whatsoever, the deficiency shall be charged proportionately to the Capital Accounts of the Members at the time of the act or omission giving rise to the charge to the extent feasible, and otherwise proportionately to the Capital Accounts of the current Members.

          5.7 ALLOCATION OF ORGANIZATION EXPENSES.

                  (a) As of the first Expense Allocation Date, Organization Expenses shall be allocated among and debited against the Capital Accounts of the Members in accordance with their respective Capital Percentages on such Expense Allocation Date.

                  (b) As of each Expense Allocation Date following the first Expense Allocation Date, all amounts previously debited against the Capital Account of a Member pursuant to this Section 5.7 on the preceding Expense Allocation Date will be credited to the Capital Account of such Member, and Organization Expenses shall then be reallocated among and debited against the Capital Accounts of all Members in accordance with their respective Capital Percentages.

          5.8 TAX ALLOCATIONS.

                  For each fiscal year, items of income, deduction, gain, loss or credit shall be allocated for income tax purposes among the Members in such manner as to reflect equitably amounts credited or debited to each Member's Capital Account for the current and prior fiscal years (or relevant portions thereof). Allocations under this Section 5.8 shall be made pursuant to the principles of Sections 704(b) and 704(c) of the Code, and Treasury Regulations Sections 1.704-1(b)(2)(iv)(f) and (g), 1.704-1(b)(4)(i) and 1.704-3(e)
promulgated thereunder, as applicable, or the successor provisions to such Sections and Treasury Regulations. Notwithstanding anything to the contrary in this Agreement, there shall be allocated to the Members such gains or income as shall be necessary to satisfy the "qualified income offset" requirement of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

                  If the Company realizes ordinary income and/or capital gains (including short-term capital gains) for Federal income tax purposes (collectively, "income") for any fiscal year during or as of the end of which all the Interests of one or more Positive Basis Members (as hereinafter defined) are repurchased by the Company pursuant to Article IV, the Board of Managers, may elect to allocate such income as follows: (i) to allocate such income among such Positive Basis Members, PRO RATA in proportion to the respective Positive Basis (as hereinafter defined) of each such Positive Basis Member, until either the full amount of such income shall have been so allocated or the Positive Basis of each such Positive Basis Member shall have been eliminated and (ii) to allocate any income not so allocated to Positive Basis Members to the other

Members in such manner as shall equitably reflect the amounts allocated to such Members' Capital Accounts pursuant to Sections 5.4-5.7 hereof.

                  If the Company realizes deductions, ordinary losses and/or capital losses (including long-term capital losses) for Federal income tax purposes (collectively, "losses") for any fiscal year during or as of the end of which the Interests of one or more Negative Basis Members (as hereinafter defined) are repurchased by the Company pursuant to Article IV, the Board of Managers may elect to allocate such losses as follows: (i) to allocate such losses among such Negative Basis Members, pro rata in proportion to the respective Negative Basis (as hereinafter defined) of each such Negative Basis Member, until either the full amount of such losses shall have been so allocated or the Negative Basis of each such Negative Basis Member shall have been eliminated and (ii) to allocate any losses not so allocated to Negative Basis Members to the other Members in such manner as shall equitably reflect the amounts allocated to such Members' Capital Accounts pursuant to Sections 5.4-5.7 hereof.

                  As used herein, (i) the term "Positive Basis" shall mean, with respect to any Member and as of any time of calculation, the amount by which its Interest as of such time exceeds its "adjusted tax basis," for Federal income tax purposes, in its Interest as of such time (determined without regard to such Member's share of the liabilities of the Company under Section 752 of the Code), and (ii) the term "Positive Basis Member" shall mean any Member whose Interest is repurchased by the Company and who has Positive Basis as of the effective date of the repurchase (determined prior to any allocations made pursuant to this Section).

                  As used herein, (i) the term "Negative Basis" shall mean, with respect to any Member and as of any time of calculation, the amount by which its Interest as of such time is less than its "adjusted tax basis," for Federal income tax purposes, in its Interest as of such time (determined without regard to such Member's share of the liabilities of the Company under Section 752 of the Code), and (ii) the term "Negative Basis Member" shall mean any Member whose Interest is repurchased by the Company and who has Negative Basis as of the effective date of such repurchase (determined prior to any allocations made pursuant to this Section).

          5.9 ADJUSTMENTS TO TAKE ACCOUNT OF CERTAIN EVENTS.

                  If the Code or Treasury Regulations promulgated thereunder require a withholding or other adjustment to the Capital Account of a Member or some other event occurs necessitating in the Board of Managers' judgment an equitable adjustment, the Board of Managers shall make such adjustments in the determination and allocation among the Members of Net Profit, Net Loss, Capital Accounts, items of income, deduction, gain, loss, credit or withholding for tax purposes, accounting procedures or such other financial or tax items as shall equitably take into account such event and applicable provisions of law, and the determination thereof by the Board of Managers shall be final and conclusive as to all of the Members.

          5.10 DISTRIBUTIONS.

                  The Board of Managers, in its sole discretion, may authorize the Company to make distributions in cash or in kind at any time to all of the Members on a PRO RATA basis in accordance with the Members' Investment Percentages.

          5.11 WITHHOLDING.

                  (a) The Board of Managers may withhold and pay over to the Internal Revenue Service (or any other relevant taxing authority) taxes from any distribution to any Member to the extent required by the Code or any other applicable law on account of such Member's distributive share of the Company's items of gross income, income or gain.

                  (b) For purposes of this Agreement, any taxes so withheld or paid over by the Company with respect to any amount distributed by the Company to any Member shall be deemed to be a distribution or payment to such Member, reducing the amount otherwise distributable to such Member pursuant to this Agreement and reducing the Capital Account of such Member. If the amount of such taxes is greater than any such distributable amounts, then such Member and any successor to such Member's Interest shall pay to the Company as a contribution to the capital of the Company, the amount of such excess.

                  (c) The Board of Managers shall not be obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Member that may be eligible for such reduction or exemption. To the extent that a Member claims to be entitled to a reduced rate of, or exemption from, a withholding tax pursuant to an applicable income tax treaty, or otherwise, the Member shall furnish the Board of Managers with such information and forms as such Member may be required to complete where necessary to comply with any and all laws and regulations governing the obligations of withholding tax agents. Each Member represents and warrants that any such information and forms furnished by such Member shall be true and accurate and agrees to indemnify the Company and each of the Members from any and all damages, costs and expenses resulting from the filing of inaccurate or incomplete information or forms relating to such withholding taxes.

                           --------------------------

                                   ARTICLE VI

                           DISSOLUTION AND LIQUIDATION
                           ---------------------------

          6.1 DISSOLUTION.

                  The Company shall be dissolved:

                    (1) upon the affirmative vote to dissolve the Company by: (i) the Board of Managers or (ii) Members holding at least two-thirds (2/3) of the total number of votes eligible to be cast by all Members;

                    (2) upon the failure of Members to elect a successor Manager at a meeting called by the Adviser in accordance with Section 2.6 hereof when no Manager remains to continue the business of the Company;

                    (3) upon the expiration of any two year period that commences on the date on which any Member has submitted, in accordance with the procedure specified in Section 4.5(e) hereof, a written notice to the Company requesting to tender its entire Interest for repurchase by the Company if such Interest has not been repurchased by the Company; or

                    (4)       as required by operation of law.

Dissolution of the Company shall be effective on the later of the day on which the event giving rise to the dissolution shall occur or the conclusion of any applicable 60 day period during which the Board of Managers and Members may elect to continue the business of the Company as provided above, but the Company shall not terminate until the assets of the Company have been liquidated in accordance with Section 6.2 hereof and the Certificate has been canceled.

6.2      LIQUIDATION OF ASSETS.

                  (a) Upon the dissolution of the Company as provided in
Section 6.1 hereof, the Board of Managers shall promptly appoint the Board of Managers or the Adviser as the liquidator and the Board of Managers or the Adviser shall liquidate the business and administrative affairs of the Company, except that if the Board of Managers does not appoint the Board of Managers or the Adviser as the liquidator or the Board of Managers or the Adviser is unable to perform this function, a liquidator elected by Members holding a majority of the total number of votes eligible to be cast by all Members shall promptly liquidate the business and administrative affairs of the Company. Net Profit and Net Loss during the period of liquidation shall be allocated pursuant to Section
5.4 hereof. The proceeds from liquidation (after establishment of appropriate reserves for contingencies in such amount as the Board of Managers or liquidator shall deem appropriate in its sole discretion as applicable) shall be distributed in the following manner:

                    (1) the debts of the Company, other than debts, liabilities or obligations to Members, and the expenses of liquidation (including legal and accounting expenses incurred in connection therewith), up to and including the date that distribution of the Company's assets to the Members has been completed, shall first be paid on a PRO RATA basis;

                    (2) such debts, liabilities or obligations as are owing to the Members shall next be paid in their order of seniority and on a PRO RATA basis; and

                    (3) the Members shall next be paid on a PRO RATA basis the positive balances of their respective Capital Accounts after giving effect to all allocations to be made to such Members' Capital Accounts for the Fiscal Period ending on the date of the distributions under this Section 6.2(a)(3).

                  (b) Anything in this Section 6.2 to the contrary notwithstanding, upon dissolution of the Company, the Board of Managers or other liquidator may distribute ratably in kind any assets of the Company; PROVIDED, HOWEVER, that if any in-kind distribution is to be made (i) the assets distributed in kind shall be valued pursuant to Section 7.3 hereof as of the actual date of their distribution and charged as so valued and distributed against amounts to be paid under Section 6.2(a) above, and (ii) any profit or loss attributable to property distributed in kind shall be included in the Net Profit or Net Loss for the Fiscal Period ending on the date of such distribution.

                          -----------------------------

                                  ARTICLE VII

                  ACCOUNTING, VALUATIONS AND BOOKS AND RECORDS
                          -----------------------------

     7.1 ACCOUNTING AND REPORTS.

                  (a) The Company shall adopt for tax accounting purposes any accounting method that the Board of Managers shall decide in its sole discretion is in the best interests of the Company. The Company's accounts shall be maintained in U.S. currency.

                  b) As soon as practicable after the end of each Taxable Year, the Company shall furnish to each Member such information regarding the operation of the Company and such Member's Interest as is necessary for Members to complete Federal, state and local income tax or information returns and any other tax information required by Federal, state or local law.

                  (c) Except as otherwise required by the 1940 Act, or as may otherwise be permitted by rule, regulation or order, within 60 days after the close of the period for which a report required under this Section 7.1 is being made, the Company shall furnish to each Member a semi-annual report and an annual report containing the information required by such Act. The Company shall cause financial statements contained in each annual report furnished hereunder to be accompanied by a certificate of independent public accountants based upon an audit performed in accordance with generally accepted auditing standards. The Company may furnish to each Member such other periodic reports as it deems necessary or appropriate in its discretion.

     7.2 DETERMINATIONS BY THE BOARD OF MANAGERS.

                  (a) All matters concerning the determination and allocation among the Members of the amounts to be determined and allocated pursuant to
Article V hereof, including any taxes thereon and accounting procedures applicable thereto, shall be determined by the Board of Managers unless specifically and expressly otherwise provided for by the provisions of this Agreement or required by law, and such determinations and allocations shall be final and binding on all the Members.

                  (b) The Board of Managers may make such adjustments to the computation of Net Profit or Net Loss or any components comprising the foregoing as it considers appropriate to reflect fairly and accurately the financial results of the Company and the intended allocation thereof among the Members.

    7.3 VALUATION OF ASSETS.

                  (a) Except as may be required by the 1940 Act, the Board of Managers shall value or have valued any Securities or other assets and liabilities of the Company as of the close of business on the last day of each Fiscal Period in accordance with such valuation procedures as shall be established from time to time by the Board of Managers and which conform to the requirements of the 1940 Act. In determining the value of the assets of the Company, no value shall be placed on the goodwill or name of the Company, or the office records, files, statistical data or any similar intangible assets of the Company not normally reflected in the Company's accounting records, but there shall be taken into consideration any items of income earned but not received, expenses incurred but not yet paid, liabilities, fixed or contingent, and any other prepaid expenses to the extent not otherwise reflected in the books of account, and the value of options or commitments to purchase or sell Securities or commodities pursuant to agreements entered into prior to such valuation date.

                  (b) The Company will value Interests in the Company at fair value, which ordinarily will be the value determined by the Board of Managers in accordance with the policies established by the Company.

                  (c) Notwithstanding the previous sub-paragraph, in a situation where a Portfolio Manager allocates a Portfolio Fund's assets to special investment accounts or side pockets, the current fair value of the Company's interest in that Portfolio Fund may not be accurately reflected in the Company's net asset value. This is because the Portfolio Manager's most recent computation of the fair value of the special investment account or side pocket may have last occurred a significant amount of time (I.E., as much as eleven months or longer) before the current monthly computation of the Company's net asset value. As a result, for any given month, the stated net asset value of the Company may, under certain circumstances, be higher or lower than the value that would otherwise have been utilized had the Portfolio Manager determined and reported the fair value of any side pocket as of the end of the most recent calendar month.

                  (d) The value of Securities and other assets of the Company and the net worth of the Company as a whole determined pursuant to this Section
7.3 shall be conclusive and binding on all of the Members and all parties claiming through or under them.

                           ---------------------------

                                  ARTICLE VIII

                            MISCELLANEOUS PROVISIONS

                          -----------------------------

     8.1 AMENDMENT OF LIMITED LIABILITY COMPANY AGREEMENT.

                  (a) Except as otherwise provided in this Section 8.1, this Agreement may be amended, in whole or in part, with: (i) the approval of the Board of Managers (including the vote of a majority of the Independent Managers, if required by the 1940 Act) and (ii) if required by the 1940 Act, the approval of the Members by such vote as is required by the 1940 Act.

                  (b) Any amendment that would:

                      (1) increase the obligation of a Member to make any contribution to the capital of the Company;

                      (2) reduce the Capital Account of a Member other than in accordance with Article V; or

                      (3) modify the events causing the dissolution of the Company;

may be made only if (i) the written consent of each Member adversely affected thereby is obtained prior to the effectiveness thereof or (ii) such amendment does not become effective until (A) each Member has received written notice of such amendment and (B) any Member objecting to such amendment has been afforded a reasonable opportunity (pursuant to such procedures as may be prescribed by the Board of Managers) to have its entire Interest repurchased by the Company.

                  (c) The power of the Board of Managers to amend this Agreement at any time without the consent of the other Members as set forth in paragraph (a) of this Section 8.1 shall specifically include the power to:

                      (1) restate this Agreement together with any amendments hereto that have been duly adopted in accordance herewith to incorporate such amendments in a single, integrated document;

                      (2) amend this Agreement (other than with respect to the matters set forth in Section 8.1(b) hereof) to effect compliance with any applicable law or regulation or to cure any ambiguity or to correct or supplement any provision hereof that may be inconsistent with any other provision hereof; and

                      (3) amend this Agreement to make such changes as may be necessary or advisable to ensure that the Company will not be treated as an association or as a publicly traded partnership taxable as a corporation as defined in Section 7704(b) of the Code.

                  (d) The Board of Managers shall cause written notice to be given of any amendment to this Agreement (other than any amendment of the type contemplated by clause (1) of Section 8.1 hereof) to each Member, which notice shall set forth (i) the text of the amendment or (ii) a summary thereof and a statement that the text thereof will be furnished to any Member upon request.

           8.2 SPECIAL POWER OF ATTORNEY.

                  (a) Each Member hereby irrevocably makes, constitutes and appoints each Manager, acting severally, and any liquidator of the Company's assets appointed pursuant to Section 6.2 hereof with full power of substitution, the true and lawful representatives and attorneys-in-fact of, and in the name, place and stead of, such Member, with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file and/or publish:

                      (1) any amendment to this Agreement that complies with the provisions of this Agreement (including the provisions of Section 8.1 hereof);

                      (2) any amendment to the Certificate required because this Agreement is amended, including, without limitation, an amendment to effectuate any change in the membership of the Company; and

                      (3) all such other instruments, documents and certificates that, in the opinion of legal counsel to the Company, may from time to time be required by the laws of the United States, the State of Delaware or any other jurisdiction in which the Company shall determine to do business, or any political subdivision or agency thereof, or that such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Company as a limited liability company under the Delaware Act.

                  (b) Each Member is aware that the terms of this Agreement permit certain amendments to this Agreement to be effected and certain other actions to be taken or omitted by or with respect to the Company without such Member's consent. If an amendment to the Certificate or this Agreement or any action by or with respect to the Company is taken in the manner contemplated by this Agreement, each Member agrees that, notwithstanding any objection that such Member may assert with respect to such action, the attorneys-in-fact appointed hereby are authorized and empowered, with full power of substitution, to exercise the authority granted above in any manner that may be necessary or appropriate to permit such amendment to be made or action lawfully taken or omitted. Each Member is fully aware that each Member will rely on the effectiveness of this special power-of-attorney with a view to the orderly administration of the affairs of the Company.

                  (c) This power-of-attorney is a special power-of-attorney and is coupled with an interest in favor of each of the Managers and as such:

                      (1) shall be irrevocable and continue in full force and effect notwithstanding the subsequent death or incapacity of any party granting this power-of-attorney, regardless of whether the Company or Board of Managers shall have had notice thereof; and

                      (2) shall survive the delivery of a Transfer by a Member of the whole or any portion of such Member's Interest, except that where the transferee thereof has been approved by the Board of Managers for admission to the Company as a substituted Member, this power-of-attorney given by the transferor shall survive the delivery of such assignment for the sole purpose of enabling the Board of Managers to execute, acknowledge and file any instrument necessary to effect such substitution.

     8.3 NOTICES.

                  Except as otherwise set forth in this Agreement, notices that are required to be provided under this Agreement shall be made, if to a Member, by regular mail, or if to the Board of Managers or the Adviser, by hand delivery, registered or certified mail return receipt requested, commercial courier service, telex or telecopier, and shall be addressed to the respective parties hereto at their addresses as set forth in the books and records of the Company. Notices shall be deemed to have been provided when delivered by hand, on the date indicated as the date of receipt on a return receipt or when received if sent by regular mail, commercial courier service, telex or telecopier. A document that is not a notice and that is required to be provided under this Agreement by any party to another party may be delivered by any reasonable means.

     8.4 AGREEMENT BINDING UPON SUCCESSORS AND ASSIGNS.

                  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns, executors, trustees or other legal representatives, but the rights and obligations of the parties hereunder may not be Transferred or delegated except as provided in this Agreement and any attempted Transfer or delegation thereof that is not made pursuant to the terms of this Agreement shall be void.

     8.5 APPLICABILITY OF 1940 ACT AND FORM N-2.

                  The parties hereto acknowledge that this Agreement is not intended to, and does not, set forth the substantive provisions contained in the 1940 Act and the Form N-2 that will affect numerous aspects of the conduct of the Company's business and of the rights, privileges and obligations of the Members. Each provision of this Agreement shall be subject to and interpreted in a manner consistent with the applicable provisions of the 1940 Act, other Federal securities laws and the Form N-2.

     8.6 CHOICE OF LAW; ARBITRATION.

                  (a) Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Delaware, including the Delaware Act without regard to the conflict of law principles of such State.

                  (b) Unless otherwise agreed in writing, each Member agrees to submit all controversies arising between Members or one or more Members and the Company to arbitration in accordance with the provisions set forth below and understands that:

                      (1)        arbitration is final and binding on the
                                 parties;

                      (2) they are waiving their right to seek remedies in court, including the right to a jury trial;

                      (3) pre-arbitration discovery is generally more limited and different from court proceedings;

                      (4) the arbitrator's award is not required to include factual findings or legal reasoning and a party's right to appeal or to seek modification of rulings by arbitrators is strictly limited; and

                      (5) the panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

                  (c) All controversies that may arise among Members and one or more Members and the Company concerning this Agreement shall be determined by arbitration in New York City in accordance with the Federal Arbitration Act, to the fullest extent permitted by law. Any arbitration under this Agreement shall be determined before and in accordance with the rules then obtaining of either the New York Stock Exchange, Inc. (the "NYSE") or the National Association of Securities Dealers, Inc. (the "NASD"), as the Member or entity instituting the arbitration may elect. If the NYSE or NASD does not accept the arbitration for consideration, the arbitration shall be submitted to, and determined in accordance with the rules then obtaining of, the Center for Public Resources, Inc. in New York City. Judgment on any award of any such arbitration may be entered in the Supreme Court of the State of New York or in any other court having jurisdiction of the person or persons against whom such award is rendered. Any notice of such arbitration or for the confirmation of any award in any arbitration shall be sufficient if given in accordance with the provisions of this Agreement. Each Member agrees that the determination of the arbitrators shall be binding and conclusive upon them.

                  (d) No Member shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action; or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; or (ii) the class is decertified; or (iii) the Member is excluded from the class by the court. Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

     8.7 NOT FOR BENEFIT OF CREDITORS.

                  The provisions of this Agreement are intended only for the regulation of relations among past, present and future Members, Managers and the Company. This Agreement is not intended for the benefit of non-Member creditors and no rights are granted to non-Member creditors under this Agreement.

     8.8 CONSENTS.

                  Any and all consents, agreements or approvals provided for or permitted by this Agreement shall be in writing and a signed copy thereof shall be filed and kept with the books of the Company.

     8.9 MERGER AND CONSOLIDATION.

                  (a) The Company may merge or consolidate with or into one or more limited liability companies formed under the Delaware Act or other business entities pursuant to an agreement of merger or consolidation that has been approved in the manner contemplated by Section 18-209(b) of the Delaware Act.

                  (b) Notwithstanding anything to the contrary contained elsewhere in this Agreement, an agreement of merger or consolidation approved in accordance with Section 18-209(b) of the Delaware Act may, to the extent permitted by Section 18-209(f) of the Delaware Act, (i) effect any amendment to this Agreement, (ii) effect the adoption of a new limited liability company agreement for the Company if it is the surviving or resulting limited liability company in the merger or consolidation, or (iii) provide that the limited liability company agreement of any other constituent limited liability company to the merger or consolidation (including a limited liability company formed for the purpose of consummating the merger or consolidation) shall be the limited liability company agreement of the surviving or resulting limited liability company.

     8.10 PRONOUNS.

                  All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons, firm or corporation may require in the context thereof.

     8.11 CONFIDENTIALITY.

                  (a) A Member may obtain from the Company such information regarding the affairs of the Company as is just and reasonable under the Delaware Act, subject to reasonable standards (including standards governing what information and documents are to be furnished, at what time and location and at whose expense) established by the Board of Managers.

                  (b) Each Member covenants that, except as required by applicable law or any regulatory body, it will not divulge, furnish or make accessible to any other person the name and/or address (whether business, residence or mailing) of any Member (collectively, "Confidential Information") without the prior written consent of the Board of Managers, which consent may be withheld in its sole discretion.

                  (c) Each Member recognizes that in the event that this Section
8.11 is breached by any Member or any of its principals, partners, members, directors, officers, employees or agents or any of its Affiliates, including any of such Affiliates' principals, partners, members, directors, officers, employees or agents, irreparable injury may result to the non-breaching Members and the Company. Accordingly, in addition to any and all other remedies at law or in equity to which the non-breaching Members and the Company may be entitled, such Members shall also have the right to obtain equitable relief, including, without limitation, injunctive relief, to prevent any disclosure of Confidential Information, plus reasonable attorneys' fees and other litigation expenses incurred in connection therewith. In the event that any non-breaching Member or the Company determines that any of the other Members or any of its principals, partners, members, directors, officers, employees or agents or any of its Affiliates, including any of such Affiliates' principals, partners, members, directors, officers, employees or agents should be enjoined from or required to take any action to prevent the disclosure of Confidential Information, each of the other non-breaching Members agrees to pursue in a court of appropriate jurisdiction such injunctive relief.

                  (d) Notwithstanding anything in this Section 8.11 to the contrary, the Member (and each employee, representative or other agent of such Member), may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of (i) the Company and (ii) any of its transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the Member relating to such tax treatment and tax structure.

     8.12 CERTIFICATION OF NON-FOREIGN STATUS.

                  Each Member or transferee of an Interest from a Member shall certify, upon admission to the Company and at such other times thereafter as the Board of Managers may request, whether such Member is a "United States Person" within the meaning of Section 7701(a)(30) of the Code on forms to be provided by the Company, and shall notify the Company within 30 days of any change in such Member's status. Any Member who shall fail to provide such certification when requested to do so by the Board of Managers may be treated as a non-United States Person for purposes of U.S. Federal tax withholding and may be required to withdraw from the Company.

     8.13 SEVERABILITY.

                  If any provision of this Agreement is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, each Member agrees that it is the intention of the Members that such provision should be enforceable to the maximum extent possible under applicable law. If any provisions of this Agreement are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement (or portion thereof).

8.14     FILING OF RETURNS.
                  The Board of Managers or its designated agent shall prepare and file, or cause the accountants of the Company to prepare and file, a Federal income tax return in compliance with Section 6031 of the Code and any required state and local income tax and information returns for each tax year of the Company.

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

8.15     TAX MATTERS PARTNER.

                  (a) A Manager who is a Member shall be designated on the Company's annual Federal income tax return, and have full powers and responsibilities, as the Tax Matters Partner of the Company for purposes of
Section 6231(a)(7) of the Code. In the event that no Manager is a Member, a Member shall be so designated. Should any Member be designated as the Tax Matters Partner for the Company pursuant to Section 6231(a)(7) of the Code, it shall, and each Member hereby does, to the fullest extent permitted by law, delegate to a Manager selected by the Board of Managers all of its rights, powers and authority to act as such Tax Matters Partner and hereby constitutes and appoints such Manager as its true and lawful attorney-in-fact, with power to act in its name and on its behalf, including the power to act through such agents or attorneys as it shall elect or appoint, to receive notices, to make, execute and deliver, swear to, acknowledge and file any and all reports, responses and notices and to do any and all things required or advisable, in the Manager's judgment, to be done by such a Tax Matters Partner. Any Member designated as the Tax Matters Partner for the Company under Section 6231(a)(7) of the Code shall be indemnified and held harmless by the Company from any and all liabilities and obligations that arise from or by reason of such designation.

                  (b) Each person (for purposes of this Section 8.15, called a "Pass-Thru Member") that holds or controls an interest as a Member on behalf of, or for the benefit of, another person or persons, or which Pass-Thru Member is beneficially owned (directly or indirectly) by another person or persons, shall, within 30 days following receipt from the Tax Matters Partner of any notice, demand, request for information or similar document, convey such notice or other document in writing to all holders of beneficial interests in the Company holding such interests through such Pass-Thru Member. In the event the Company shall be the subject of an income tax audit by any Federal, state or local authority, to the extent the Company is treated as an entity for purposes of such audit, including administrative settlement and judicial review, the Tax Matters Partner shall be authorized to act for, and its decision shall be final and binding upon, the Company and each Member thereof. All expenses incurred in connection with any such audit, investigation, settlement or review shall be borne by the Company.

8.16     SECTION 754 ELECTION.

                  The Board of Managers may, in its sole discretion, cause the Company to make or revoke any tax election that the Board of Managers deems appropriate, including without limitation an election pursuant to Section 475 or
Section 754 of the Code.

8.17     MEMBER TAX BASIS.

                  Upon request of the Board of Managers, each Member agrees to provide to the Board of Managers information regarding its adjusted tax basis in its Interest along with documentation substantiating such amount.

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

                  EACH OF THE UNDERSIGNED ACKNOWLEDGES HAVING READ THIS AGREEMENT IN ITS ENTIRETY BEFORE SIGNING, INCLUDING THE PRE-DISPUTE ARBITRATION CLAUSE SET FORTH IN SECTION 8.6 AND THE CONFIDENTIALITY CLAUSE SET FORTH IN
SECTION 8.11.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        MANAGERS:

                                        /s/ Gerald Hellerman
                                        ----------------------------------------
                                        Gerald Hellerman

                                        /s/ William J. Landes
                                        ----------------------------------------
                                        William J. Landes

                                        /s/ Paul D. Malek
                                        ----------------------------------------
                                        Paul D. Malek

                                        /s/ George W. Morriss
                                        ----------------------------------------
                                        George W. Morriss

                                        MEMBERS:

                                        Each person who shall sign an investor
                                        application or certification and who
                                        shall be accepted by the Board of
                                        Managers to the Company as a Member.





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